Exhibit 99.1

Consent of Covington Associates LLC

December 20, 2004

Board of Directors

enherent Corp.

80 Lamberton Road

Windsor, Connecticut 06095

Members of the Board:

We hereby consent to the use in the Registration Statement of enherent Corp. (“enherent”) on Form S-4 and in the Proxy Statement/Prospectus of enherent and Dynax Solutions, Inc., which is part of the Registration Statement, of our opinion dated October 11, 2004 appearing as Appendix C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Termination of the Merger”, “Background of and Reasons for the Merger — Background of the Merger”, “Background of and Reasons for the Merger — Dynax and enherent’s Reasons for the Merger”, “Background of and Reasons for the Merger — Fairness Opinion of enherent’s Financial Advisor”, and “Terms of the Merger — Amendment, Waiver and Termination”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Covington Associates LLC